EXHIBIT 99.36

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD LINES UP FAVORABLE DEBT TO FUND GROWTH

•	Structures $210 million multi-property direct hotel financing at LIBOR plus 195bp

•	Secures two warehouse facilities for mezzanine program with $126 million borrowing capacity

•	Restructuring $60 million credit facility to lower interest rate and extend term

DALLAS — (August 4, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced details of its overall strategy to finance its current assets and growing investment pipeline.

Owned Asset Financing
The Company is structuring a series of secured financings that will add capacity to the Company’s investment program, reduce its average borrowing cost on its floating rate debt by over 130 basis points and pay down its existing $60 million credit facility.

In August, the Company expects to close a $210 million term loan with Merrill Lynch Mortgage Lending, Inc. The facility, secured by 25 hotel properties, bears interest at 195 basis points over LIBOR with a maturity date of August 2006. The facility is interest only and has three one-year extension options. The Company anticipates using these proceeds to repay two mortgage notes totaling approximately $26 million at a rate of 350 basis points over LIBOR, to repay another mortgage loan of $31 million at a rate of 325 basis points over LIBOR, to pay down its $60 million credit facility by approximately $57 million at a rate of 325 basis points over LIBOR, and to partially repay another mortgage note by approximately $10 million at a rate of 350 basis points over LIBOR. Additionally the Company will use the facility to partially fund the recently announced Dunn Hospitality portfolio acquisition. The balance of proceeds after costs will be used to fund future acquisitions. Ashford intends to purchase a 6% LIBOR cap as well as execute a stair-stepped floating to fixed rate interest rate swap for $105 million of the portfolio.

In addition, the Company expects in August to increase its $6.8 million mortgage with General Electric Capital Business Asset Funding Corporation on the SpringHill Suites BWI Airport, which matures in April 2011, to $12.0 million, pursuant to the commitment provided in the existing mortgage loan documents. The additional loan amount will bear interest at 330 basis points over 30-day commercial paper. Proceeds will be used to fund future acquisitions.

The Company is also restructuring its $60 million credit facility with Calyon New York Branch and Merrill Lynch Capital, a Division of Business Financial Services, Inc., to extend the maturity for a full three years to August 2007, with two additional one-year extension options. The

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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Provides Details on Debt Platform

August 4, 2004

negotiations should result in a reduction in interest rates from 325 basis points over LIBOR to a grid with pricing between 200-230 basis points over LIBOR based on the amount of leverage.

“We are pleased to have accessed the debt markets at a very favorable point in the cycle to finance our portfolio and obtain these very competitive terms,” said Monty J. Bennett, President and CEO of Ashford Hospitality Trust. “Consistent with our plan to proactively match capital raising activities with our investment pace, we will continue to monitor and evaluate the use of both debt and equity in order to execute the most accretive long-term investment plan for our shareholders. As always, any future decisions will be based on the long-term interests of our existing shareholders.”

Mezzanine Loan Program

The Company closed a three-year, $45.6 million secured revolving credit facility with CapitalSource Finance LLC for its mezzanine loan program at a rate of 625 basis points over LIBOR with a 2% LIBOR floor. The mezzanine loan facility is initially secured by four existing mezzanine loans the Company has either acquired or originated for a total of $56 million. For the first two years of the term, the facility will be a revolver with no further advances in the third year. However, subject to lender approval, Ashford will have the option to extend the term of the revolving period by an additional year. To date, the Company has drawn approximately $37.5 million on this credit facility.

The Company has also secured up to an $80 million commitment from Wachovia Securities for an additional mezzanine warehouse facility with a three-year term. The facility will bear interest at the greater of 550 basis points over LIBOR or 7.5%. The facility is expected to close in third quarter 2004.

Mr. Bennett added, “We are very pleased to have the flexible debt capacity with these two lenders to finance our active mezzanine program. We have demonstrated the ability to quickly and efficiently close on mezzanine investments at yields within our target range. With the volume of transactions we have completed so far, lenders and borrowers recognize us as an established competitor in this segment.”

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the financing facilities will close in third quarter or August 2004, the impact of the new debt platform on

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AHT Provides Details on Debt Platform

August 4, 2004

our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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